English Translation

Exhibit 99.3 - Translation of Shandong SAFE Approval

June 10, 2008.

To Whom It May Concern:

This is to verify that Pansoft Company Limited has registered as a Special Purpose Company with Shandong Branch of State Administration of Foreign Exchange in China in September 2007. The said company holds 100% of shares of Pansoft (Jinan) Co., Ltd. All the shareholder of the said company are its founders and employees of Pansoft (Jinan) Co., Ltd.

According to the regulation of People’s Bank of China issued under No. 75-2005, “Special Purpose Company” is defined as a firm held by natural persons or legal entity in China for the purpose of fundraising from international capital market, with all actual assets located inside of China. “Special Purpose Company” is not permitted to have business operations outside of China and all investment funds raised via this kind of firm set-up should be invested back to its entity in China within 6 month.

Pansoft Company Ltd. (Seal)

Verified by
Capital Investment Project Division (Seal)
Shandong Branch of State Administration of Foreign Exchange